Exhibit 4.3

FORM OF AMENDMENT TO

COMMON STOCK PURCHASE WARRANTS

This AMENDMENT TO COMMON STOCK PURCHASE WARRANTS (this “Amendment”) is entered into as of February 19, 2024, by and between Meta Materials Inc., a Nevada corporation (the “Company”), and [____] (the “Holder”).

WHEREAS, the Holder is the holder of: (i) a Common Stock Purchase Warrant issued on December 6, 2023 (the “December 2023 Warrant”) to purchase [____] shares ([____] shares after adjustment for the reverse stock split effected in January 2024) (the “December 2023 Warrant Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”); and (ii) a Common Stock Purchase Warrant issued on June 28, 2022 (the “June 2022 Warrant” and together with the December 2023 Warrant the “Warrants”) to purchase [____] shares of Common Stock ([____] shares after adjustment for the reverse stock split effected in January 2024) (the “June 2022 Warrant Shares”);

WHEREAS, pursuant to Section 5(l) of the Warrants, the Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company, on the one hand, and the Holder, on the other hand; and

WHEREAS, the Company and the Holder desire to amend the Warrants as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1.
Meeting. As soon as practicable following the date of this Amendment, and no event later than the next annual or special meeting of stockholders of the Company, the Company shall file with the Securities and Exchange Commission one or more definitive proxy statements, at the expense of the Company, for one or more stockholder meetings, soliciting stockholder approvals at such meetings for the Authorized Common Stock Increase Proposal. The Company shall use its reasonable best efforts to obtain all components of the Stockholder Approval. Upon receipt of the Stockholder Approval with respect to the Authorized Common Stock Increase Proposal, the Company shall cause the amendment to the Company’s Articles of Incorporation, as amended, approved thereby to be filed with the Nevada Secretary of State on the date of such Stockholder Approval or as soon as practicable thereafter. In addition to the terms defined elsewhere in this Amendment, the following terms have the meanings indicated in this Section 1:

“Authorized Common Stock Increase Proposal” means a proposal presented at a meeting of stockholders whereby the stockholders of the Company are being asked to approve as may be required to effect an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock to 250,000,000 shares.

“Stockholder Approval” means such approval from the stockholders of the Company with respect to the Authorized Common Stock Increase Proposal.

2.
Amendment to “Exercise Price”. Section 2(b) of the Warrants is hereby amended and restated in its entirety as follows:

“b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.095 ($9.50 after adjustment for the reverse stock split effected in January 2024), subject to adjustment hereunder (the “Exercise Price”). The Exercise Price per share of Common Stock under this Warrant shall be reduced to the Nasdaq Minimum Price (as defined by the Nasdaq Stock Market LLC) on June 6, 2024 if the Minimum Price is lower than the Exercise Price in effect on June 6, 2024, subject to adjustment hereunder.

3.
Voting Agreement. The Holder, solely in its capacity as a stockholder of the Company, agrees to use commercially reasonable efforts to vote (or cause to be voted) all of the shares of Common Stock that it either owns or that it has discretion to vote as of the applicable record date, at the next annual meeting or special meeting of stockholders or any adjournment thereof if the Authorized Common Stock Increase Proposal is included as a proposal at such meeting, in favor of (i) the Authorized Common Stock Increase Proposal and (ii) any other matter specifically relating to the Authorized Common Stock Increase Proposal. The Holder hereby agrees not to grant any proxy with respect to such shares of Common Stock or to enter into or agree to be bound by any voting trust or agreement or other arrangement of any kind that is inconsistent with the provisions of this Agreement. The Holder agrees not to revoke any such vote or change any vote once voted in favor of the Authorized Common Stock Increase Proposal.
4.
No Further Amendment. Except as amended by this Amendment, the Warrants remains unaltered and shall remain in full force and effect.
5.
Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Securities Purchase Agreement, dated as of February 19, 2024, by and between the Company and the Holder with respect to the Warrants.
6.
Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.
7.
No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(Signature page follows)

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY

Meta Materials INC.

By:

Name:

Title:

HOLDER

[____]

By:

Name:

Title:

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